Exhibit A

Schedule I

Transaction Date	Amount Purchased	Price Per Share
10/23/2024	157,721.32	$104.6149
10/24/2024	15,072.59	$104.6149
10/28/2024	95,588.68	$104.6149
11/1/2024	2,373.48	$105.1138
11/7/2024	112,259.28	$105.1138
11/12/2024	152,215.98	$105.1138
12/11/2024	4,720.67	$105.9172
12/18/2024	98,704.89	$105.9172
1/30/2025	78,547.38	$105.6687
1/31/2025	416,395.77	$105.6687
2/6/2025	65,827.57	$106.3384
3/3/2025	93,407.29	$107.0580
3/5/2025	280,221.87	$107.0580

The above transactions were made directly with the Issuer. See Item 5 herein. Reporting Person expressly disclaims beneficial ownership of such Common Shares, except to the extent of the Reporting Person’s pecuniary interest therein.